UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018

Oncobiologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clarke Drive Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on June 18, 2018, Lawrence A. Kenyon was appointed interim Chief Executive Officer (“CEO”) of Oncobiologics, Inc. (the “Company”). On August 1, 2018, the Board of Directors of the Company (the “Board”) appointed Mr. Kenyon as CEO and President of the Company with immediate effect. Mr. Kenyon will continue to serve as Chief Financial Officer (“CFO”), Treasurer and Corporate Secretary of the Company.

The Board of Directors of the Company also increased the size of the Board from seven to eight, and appointed Mr. Kenyon as a Class II Director to fill the newly-created vacancy until his successor is duly appointed and qualified, or until his earlier death, resignation or removal.

Mr. Kenyon, 53, has served as the Company’s CFO, Treasurer and Corporate Secretary since September 2015 and as Interim CEO since June 2018. Prior to that, from February 2014 to September 2015, Mr. Kenyon served as the CFO of Arno Therapeutics, Inc., a biopharmaceutical company focused on the development of therapeutics for cancer and other life threatening diseases, and also as Chief Operating Officer (“COO”) from July 2014 to September 2015. From December 2011 to March 2013, Mr. Kenyon served as the Interim President & CEO, CFO and Secretary of Tamir Biotechnology, Inc., a publicly held biopharmaceutical company engaged in the development of oncology and anti-infective therapeutics. Prior to that, from December 2008 to July 2010, Mr. Kenyon was the Executive Vice President, Finance and, commencing in March 2009, the CFO of, Par Pharmaceutical Companies, Inc., a publicly held generic and branded specialty pharmaceutical company, or Par. Prior to joining Par, Mr. Kenyon was the CFO and Secretary of Alfacell Corporation, or Alfacell, from January 2007 through February 2009 and also served at various times during this period as Alfacell’s Executive Vice President, COO and President, and was a member of Alfacell’s board of directors from November 2007 to April 2009. Prior to joining Alfacell, Mr. Kenyon served as the Executive Vice President, CFO and Corporate Secretary at NeoPharm, Inc., a publicly traded biopharmaceutical company, from 2000 to 2006. Mr. Kenyon received a B.A. in Accounting from the University of Wisconsin-Whitewater and is a Certified Public Accountant in Illinois.

As an employee director, Mr. Kenyon is not considered “independent” for Nasdaq purposes, was not appointed to any standing committees, and is not eligible to participate in the Company’s non-employee director compensation program.

As an executive officer, Mr. Kenyon is party to an executive employment agreement dated February 18, 2016 that took effect in connection with the Company’s May 2016 initial public offering. Under Mr. Kenyon’s employment agreement, Mr. Kenyon is entitled to an annual base salary and an annual performance bonus, as well as certain severance and change in control benefits.

The Compensation Committee, in light of Mr. Kenyon’s appointment as CEO, recommended to the full Board, and the full Board approved, in each case effective August 1, 2018, certain modifications to Mr. Kenyon’s compensation arrangements, namely, an increase in his annual base salary from $350,000 to $425,000, and an increase in his annual performance bonus percentage from up to 40% of his base salary as determined by the Board to 50%, in each case with retroactive effect to June 18, 2018 when he began acting as interim CEO. Mr. Kenyon also was granted stock options to acquire 500,000 shares of the Company’s common stock under the Company’s 2015 Equity Incentive Plan (the “Plan”), which options are non-qualified stock options, vest annually over four years, and may be accelerated in the event of a “change of control” as defined in the Plan and achievement of a pre-defined objective. Mr. Kenyon is also eligible for additional equity grants under the Plan of stock options for up to an aggregate 1.7 million shares of the Company’s common stock, which grants are subject to, and will be made effective upon, achievement of certain pre-defined corporate objectives, in each case with 4-year vesting and subject to acceleration in the event of a “change of control” as defined in the Plan. The terms of Mr. Kenyon’s severance and change in control benefits were not modified at this time.

The foregoing description of Mr. Kenyon’s executive employment agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events

On August 2, 2018, the Company issued a press release announcing the appointment of Mr. Kenyon as the Company’s President, CEO and as a Class II member of the Company’s Board, which press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Oncobiologics, Inc. and Lawrence A. Kenyon, dated February 18, 2016 (incorporated by reference to Exhibit 10.28 to the Registrant’s registration statement on Form S-1 (File No. 333-209011) filed with the SEC on April 27, 2016).
99.1	Press Release dated August 2, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncobiologics, Inc.

Date: August 3, 2018	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer and Chief Financial Officer